UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011

ENTEST BIOMEDICAL, INC.

(Exact Name of Company as Specified in Charter)

Nevada	333-154989	26-3431263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 203
La Mesa California, 91942
(Address of Principal Executive Offices, Zip Code)

619 702 1404
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On November 4, 2011 Entest Biomedical, Inc. (the “Company”) entered into an agreement (“Agreement”) with Titterington Veterinary Services, Inc (“Seller”), Dr. Ronald Titterington, DVM (“Titterington”) and Dr. Kathy Snell, DVM (“Snell”) to purchase:

1. All rights currently held by either of Seller, Titterington or Snell to the trade name “EMERALD VALLEY PET MEDICAL CENTER

2. Customer Lists of the Seller.

3. Any and all unencumbered intellectual property utilized in the operation of the business of the Seller

4. The obligation of Titterington to act as Veterinary Manager of the Seller, not to transfer ownership of the Seller,  and continue to operate the business of the Seller  for a term of seven years from the execution of this Agreement  (“Titterington  Covenant”).

5. 97% of all revenue received by the Seller as a result of the operation of its business during the term of the Titterington Covenant (“Buyer Revenue Share”)

6. The obligation of Titterington and the Seller, at the request of the Buyer, to assist and participate in the Company’s  biotechnology research and development  activities to the extent permitted by applicable law during the term of the Titterington Covenant (Titterington Research Obligations) subject to mutually agreeable additional compensation.

Consideration for the assets purchased, Titterington Covent, Buyer Revenue Share and Titterington Research Obligations shall be:

•

The issuance to Titterington of $700,000 of the common shares of the Company  (“Purchase Shares”) on or before November 11, 2011 valued as of the closing price of the last trading day immediately prior to issuance

•

The execution by the Company and Red Otter LLC of  a  Lease Agreement (“Buyer Lease”) by and between Red Otter LLC and the Company

•

The obligation of the Company  to directly pay (in regards to expenses incurred in connection with the Buyer Lease) or reimburse the Seller for certain  expenses (“Buyer Expense Obligation”) over the term of the Titterington Covenant.

•

The obligation of the Company to issue to Titterington that number of its common shares, valued as of the closing price of the last trading day immediately prior to issuance, which shall equal fifty percent of the Buyer Revenue Share less the Buyer Expense Obligation (“Bonus Shares”).  In any month where Bonus Shares are owed to Titterington and Buyer Revenue Share exceeded Buyer Expense Obligation in the month immediately preceding, Titterington may elect to receive a bonus in cash (“Bonus Cash”).

•

The making available to the Seller all assets purchased (“Assets”)  and the property which is subject of the Buyer Lease for utilization in the operation of the Seller’s business over the course of the Titterington Covenant

Pursuant to the Agreement:

Any and all obligations of the Company pursuant to (c) (d) and (e) listed above and any obligations of the Company pursuant to the Buyer Lease shall immediately terminate, at the option of the Company, if:

1.

Over any three month period the Buyer Expense Obligations exceed the Buyer Revenue Share by 10%,

2.

Over any one month period the Buyer Expense Obligations exceed the Buyer Revenue Share by 25%,

3.

The Titterington Covenant is breached or

4.

The Seller become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding

Pursuant to the Agreement:

Any and all obligations of the Seller, Titterington or Snell to the Company pursuant to the Agreement shall immediately terminate, at the option of Titterington on behalf of himself and all other selling parties, if:

1.

Any Buyer Expense Obligation remains unpaid or not reimbursed  thirty days after  the date such expenses were  due to be paid or reimbursed pursuant to this Agreement and such breach is not cured within thirty days of written notice of such breach to the Company  by Titterington.

2.

Any Bonus Shares or Bonus Cash required to be issued pursuant to this Agreement are not issued within thirty days of the date such Bonus Shares or Bonus Cash were required to be issued provided written demand for such Bonus Shares or Bonus Cash has been made to  the Company  by Titterington.

3.

The Company fails to make available to the Seller for utilization in the operation of the Seller’s business over the course of the Titterington Covenant the Assets and the property which is subject of the Buyer Lease and such breach is not cured within thirty days of written notice of such breach to the Company by Titterington.

Pursuant to the Agreement:

Purchase Shares issued to Titterington are subject to the following restrictions:

•

In the event that the Company’s  obligations pursuant to the Agreement are terminated within a period of six calendar months from the execution of the Agreement as a result of the Buyer Expense Obligations exceeding  the Buyer Revenue Share by 10%, over any three month period, the Buyer Expense Obligations exceeding  the Buyer Revenue Share by 25%, over any one month period, the Titterington Covenant being breached or the Seller becoming  the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, the Purchase Shares shall be forfeited by Titterington  and ownership of the Purchase Shares shall be transferred back to the Company

Purchase Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Titterington (“ Transfer Restriction”) except as follows:

•

Beginning upon the seventh calendar month subsequent to the execution of this Agreement, Titterington may sell each month either 1/84 of the original number of shares issued to Titterington, or that number of shares per calendar month valued as of the closing price of the last trading day immediately prior to issuance which shall equal  $8,333, whichever is greater.

Pursuant to the Agreement:

With the exception of issuance of Purchase Shares, the terms of the Agreement shall automatically renew for a period of an additional seven years unless either of Company or Titterington shall have given written notice to the other of his desire not to renew.

Item 9.01  Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

Ex.10.1	Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEST BIOMEDICAL, INC.

By: /s/ David R. Koos

David R. Koos

Chief Executive Officer

Dated: November 7, 2011

5